PROMISSORY NOTE – Q1 + Q2 2016 SALARY + Vacation

$11,467.30 Date: June 30, 2016

FOR VALUE RECEIVED, the undersigned, Skinvisible, Inc., of 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120 promises to pay to the order of James Roszell (“Lender”), whose address 7100 Pirates Cove, #1109, Las Vegas, NV 89145, or such other place as the Lender may designate in writing to the undersigned, the principal sum of Eleven Thousand Four Hundred and Sixty Seven Dollars and Thirty Cents ($11,467.30), together with interest thereon from date hereof until paid, at the rate of ten percent (10%) per annum as follows: The entire principal and interest amount shall be repaid on or before June 30, 2021.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty. This note is in regards to gross salary, plus vacation due from January 1, 2016 to June 30, 2016.

Upon written request by Lender, the principal of this loan may be converted to common shares of Skinvisible, Inc. at the price of Two Cents ($0.02) per share at any time up until June 30, 2021. In addition, the Company will issue a warrant agreement in the name of your designate, which will give the holder the right to purchase further shares at Two Cents ($0.02) per share if exercised within 3 years following the conversion date. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of Two Hundred and Eighty Six Thousand Six Hundred and Eighty Three (286,683) additional shares at the above price.

This note is made and executed under, and is in all respects governed by, the laws of the State of Nevada.

/s/ Terry Howlett

Skinvisible, Inc.

2016	Gross Salary Owed Q1+Q2 2016	$10,705.00
	Vacation	$762.30
	GRAND TOTAL	$11,467.30
	# of Shares @ 2¢	573,365 shares
	# of Warrants @2¢	286,683 warrants